Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made.
MASTER SERVICES AGREEMENT
This Master Services Agreement (together with the Exhibits and Statements of Work hereto, the “Agreement”), effective as of January 1, 2025 (the “Effective Date”), is entered by and between Harley-Davidson, Inc., a Wisconsin corporation (“HD”), and LiveWire EV, LLC, a Delaware limited liability company (“LiveWire”). Each of HD and LiveWire is referred to herein individually as a “Party” and together as the “Parties.”
RECITALS
WHEREAS, HD, acting together with its subsidiaries, historically conducted the Harley Business and the LiveWire Business;
WHEREAS, the Parties entered into that certain Separation Agreement effective as of September 26, 2022 (the “Separation Agreement”), pursuant to which the LiveWire Business was separated from the Harley Business and transferred to LiveWire; and
WHEREAS, following the Separation Time, and subject to the terms and conditions of this Agreement, LiveWire wishes, from time to time, to engage HD to provide certain services, including, but not exclusive of, those services listed on Exhibit A, and HD wishes to provide such services to LiveWire, each on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1    Definitions. As used in this Agreement, capitalized terms shall have the meaning set forth in this section or elsewhere in the body of this Agreement. To the extent any capitalized terms are not defined herein, they shall have the meanings set forth in the Separation Agreement.
“Affiliate” means any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such legal entity. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any legal entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such legal entity, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that for purposes of this Agreement, from and after the Separation Time, (a) no member of the HD Group shall be deemed to be an Affiliate of any member of the LiveWire Group, (b) no member of the LiveWire Group shall be deemed to be an Affiliate of any member of the HD Group and (c) no joint venture formed after the Separation Time solely between one or more members of the HD Group, on the one hand, and one or more members of the LiveWire Group, on the other hand, shall be deemed to be an Affiliate of, or owned or controlled by, any member of the HD Group or the LiveWire Group for the purposes of this Agreement.
“Background IP” means, with respect to a Party, Intellectual Property (a) owned by such Party as of the Effective Date, or (b) that such Party acquires ownership of following the Effective Date and that either (i) is conceived, developed, discovered or authored solely by such Party, or (ii) is acquired by such Party from a third-party, in each case independently of this Agreement.
“Change of Control Event” means (a) the sale of all or substantially all of the assets of LiveWire, or (b) a sale of equity interests, merger, consolidation, recapitalization or reorganization of LiveWire, unless the Control of LiveWire after such sale of equity interests, merger, consolidation, recapitalization or reorganization are beneficially owned, directly or indirectly, by the persons who beneficially owned LiveWire’s Control prior to such transaction.
“Confidential Information” means (a) non-public information and material of a Party or its Affiliates (and of companies with which such Party has entered into confidentiality agreements) that the other Party obtains knowledge of or access to in connection with this Agreement; (b) non-public Intellectual Property of a Party; and (c) business and financial information of a Party, including but not limited to pricing, business plans, forecasts, revenues, expenses, earnings projections, sales data and any and all other nonpublic financial information; provided, however, “Confidential Information” does not include information that: (i) is or becomes public knowledge without any action by, or involvement of, the a Party or its Affiliates or contractors; (ii) is independently developed by a Party without reference or access to the Confidential Information of the other Party and is so documented; or (iii) is already in the Recipient’s possession on a non-confidential basis at the time of disclosure thereof; provided that the exceptions set forth in clauses (ii) and (iii) above shall not apply with respect to Confidential Information of LiveWire, to the extent the applicability of either exception is due to HD owning and or operating the LiveWire Business prior to the Separation Time.
“Control” means ownership of fifty percent (50%) or more of the share capital or voting stock of a company, enterprise or other legal entity or the power to appoint the majority of board members, the general manager, factory chief or other principal person in charge of a company, enterprise or other legal entity, or the power to direct otherwise the management or policies of a company, enterprise or other legal entity.
“Deliverables” means the items, including without limitation any and all finished or draft documents, works in progress, reports, analyses, test results, files, process maps, field data, notes, plans, metrics, designs, drawings, specifications, commercial goods or equipment, computer data and computer programming (including all source code), any other data, inventions, discoveries, improvements, customizations, configurations, interfaces, enhancements, modifications, patentable subject matter, writings, works of authorship, copyrightable subject matter, ideas, concepts, information, techniques, know-how and show-how, whether or not patentable, copyrightable or otherwise legally protectable, specified in a Letter Agreement as required to result from the applicable Service, together with all Intellectual Property rights therein.
“HD Personnel” means all employees and third-party contractors engaged by HD to provide the Services from time to time.
“Improvements” means all modifications, enhancements, derivative works and improvements of Intellectual Property.
“Intellectual Property” means all intellectual property rights in any and all jurisdictions throughout the world, including without limitation domestic and foreign patents, copyrights, mask works, designs, trade secrets, and any other intellectual property rights in technologies, software, know-how, inventions, data, methods, processes and other confidential or proprietary information.

“Letter Agreement” means documentation of Services and/or projects, that outline at least the details of the effort and the anticipated cost.
“Product Plan” means a written plan setting forth the scheduled, planned and evaluated projects for LiveWire products and the specific timelines for segments of each such project, as may be periodically updated by LiveWire and reviewed by HD in accordance with each Letter Agreement.
“Specifications” means any functional, technical and/or design specifications for the Deliverables or Services as set forth in or provided by LiveWire to HD in writing pursuant to the terms of, the applicable Letter Agreement.
“Tax Matters Agreement” means that certain Tax Matters Agreement entered into by and among HD and LiveWire Group, Inc. with an effective date of September 26, 2022 (as amended, modified or restated from time to time).
Section 1.2 Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars. Any reference to a particular law means such law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.
ARTICLE II
SERVICES
Section 2.1    Services. Subject to the terms of this Agreement, HD shall provide to LiveWire the services detailed on Exhibit A (attached hereto and incorporate herein by reference) (“Services”) under the terms of this Agreement or a subsequent Letter Agreement, which may be drafted by the Parties from time-to-time, as needed (“Letter Agreement”). The Parties may revise any Letter Agreement upon mutual written agreement, by executing an amendment to this Agreement in accordance with Section 9.3, adopting such revised Letter Agreement. The Parties may from time to time agree in writing on additional Letter Agreement for additional Services, which will be subject to the terms and conditions of this Agreement and will be considered part of this Agreement. It is expressly agreed and understood that the Services provided hereunder are provided on a non-exclusive basis, and nothing in this Agreement is intended to restrict HD’s right to provide to any other Person any services that are the same or similar to any Services. HD will perform the Services (a) in a professional and workmanlike manner and in accordance with good industry practice and applicable law, and (b) with at least the same (and no less than reasonable) standard of service (including with respect to quality, skill and diligence) that HD provides to its own other businesses.
Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge that certain Services and projects are outside the scope of the Monthly Fee. These categories involve significant scenarios that have not been contemplated by the Parties and therefore are not included in the Monthly Fee and will involve an additional fee. Either Party may provide notice that they believe an effort is outside the scope of the Monthly Fee, and the other Party shall respond with its perspective. If the Parties agree, then they shall negotiate a side letter or Letter Agreement that includes at least a description of the project and the overall anticipated cost. If the Parties disagree, the situation will at least be escalated to the head of each relevant department for each Party to resolve the scenario, and if the heads of department are unable to resolve the matter, either party may escalate it for resolution in accordance with the procedures detailed in the dispute resolution section of this Agreement. It is in the Parties’ discretion to determine how and when the additional fee will be paid (e.g., whether it will be added to the monthly fee in some form, addressed in the subsequent calendar year, etc.); however, the Parties will document the payment scenario once agreed upon. It is anticipated that, more often than not, Services outside the scope of the Monthly Fee will involve Engineering Services that are not already covered, or are materially more time intensive than originally envisioned due to design changes, re-testing, or other similar impacts, in the relevant sections of Exhibit A.
Section 2.2 Requests; Performance of Services. LiveWire shall submit requests for the Services in accordance with the request procedures as determined by the Parties. HD will use commercially reasonable efforts to complete the Services in accordance with the applicable Specifications and deliver any applicable Deliverables in accordance with and subject to the terms and conditions of this Agreement and the applicable Letter Agreement. HD may, with the prior consent of LiveWire (not to be unreasonably withheld, conditioned or delayed), engage any Person that is not an employee of HD to perform any Services or create any Deliverables (or any portion thereof) hereunder, except that LiveWire’s consent shall not be needed for HD to subcontract to (a) HD’s Affiliates, (b) subcontractors that HD used prior to the Effective Date or (c) subcontractors that HD engages during the Term to perform similar work for HD’s own businesses; provided, that HD agrees that it shall remain responsible for the provision of the Services performed and Deliverables created by such Person in accordance with this Agreement and shall be responsible for such Persons’ compliance with this Agreement with respect thereto.
Section 2.3 Acceptance. Except as otherwise set forth in an applicable Letter Agreement, the acceptance procedures applicable to this Agreement shall be as follows:
(a)HD will notify LiveWire in writing that a Deliverable or Service is complete and meets the applicable Specifications.
(b)LiveWire will have thirty (30) calendar days following the delivery of such written notice to test the Deliverable or Service to determine whether such Deliverable or Service meets the terms of this Agreement, the Specifications, and any other acceptance criteria set forth in the applicable Letter Agreement or agreed upon by the Parties thereunder (“Acceptance Criteria”). If LiveWire determines in good faith that a Deliverable or Service does not meet the Acceptance Criteria to LiveWire’s reasonable satisfaction, LiveWire will so notify HD in writing and will describe, in reasonable detail, its reasons for such determination (“Deficiency Notice”). Acceptance shall be deemed to have occurred if LiveWire fails to deliver any Deficiency Notice to HD within such 30-day period. HD will use commercially reasonable efforts to make such necessary corrections and modifications regarding the non-conforming Deliverable or Service and to cause the Deliverable or Service to successfully meet the Acceptance Criteria, within a reasonable period not to exceed fifteen (15) business days from the date of the Deficiency Notice, and upon HD’s correction of any nonconformities, HD will resubmit the modified Deliverable or Service to LiveWire for further testing and evaluation. Such process shall repeat three times or until the Deliverable or Service has been accepted by LiveWire, whichever occurs first, and in the event the Deliverable or Service is not accepted by LiveWire following three attempts by HD, LiveWire shall, as its sole and exclusive remedy for any failure by HD to meet the Acceptance Criteria, have the right to elect to receive a refund of the amounts paid for such Deliverable or Service or to permit HD one or more additional opportunities to correct the Deliverable or Service, in each case in LiveWire’s sole discretion. If the Parties are unable to agree on whether a Deliverable meets the Acceptance Criteria, either Party may escalate the matter to the Joint Steering Committee for resolution. Each Party shall bear its own costs in connection with any acceptance tests.
Section 2.4 Cooperation. LiveWire will (a) upon reasonable notice, provide access to LiveWire’s materials, facilities, personnel, equipment, approvals, information and instructions as reasonably requested by HD to enable HD to perform the Services and deliver the Deliverables; and (b) take all steps reasonably necessary, including obtaining any required licenses or consents, to prevent LiveWire-caused delays in HD’s provision of the Services. All information provided by LiveWire to HD hereunder shall be true, complete and accurate in all material respects, and shall not omit any information material to the operations of LiveWire that is relevant to the Services to be performed or Deliverables to be created by HD. HD shall be entitled to rely, without independent verification, on the accuracy and completeness of any such information as well as on all decisions and approvals by LiveWire hereunder without liability to LiveWire or any third party; provided that if HD believes any such information to be inaccurate or incomplete, it shall promptly provide notice to LiveWire of the same.
Section 2.5    Joint Steering Committee.
(a)Promptly following the Effective Date, the Parties shall form a committee which shall be composed of senior executives and/or designees from each of HD and LiveWire for the management and administration of this Agreement (the “Joint Steering Committee”). Each Party shall have sole discretion in selecting its representatives for the Joint Steering Committee and may replace any of such representatives from time to time upon written notice to the other Party.
(b)The Joint Steering Committee shall meet (by phone, video or in person) promptly following the Effective Date, and around the beginning of each calendar year thereafter, to discuss and formulate a forecast and plan for LiveWire’s anticipated needs for Services in the then-current year (“Annual Plan”), and to adjust the Monthly Fee (defined below) as appropriate, including, without limitation, on a go-forward basis in the event the volume of Services is expected to materially exceed or fall below the prior year’s anticipated volumes. It shall be the responsibility of the Joint Steering Committee to act as liaisons with the other Party and to coordinate the activities of the Parties under this Agreement by, among other things overseeing the progress of the Services and facilitating updates to the then-current Annual Plan. In addition to such annual meeting, the Joint Steering Committee shall meet as frequently as the Parties mutually agree is necessary or beneficial for the administration of this Agreement.
(c)In the event that a dispute arises in connection with this Agreement, either Party may, by providing written notice to the other Party, request a special session of the Joint Steering Committee or a subset thereof, or a meeting of the heads of the relevant departments, as necessary to address said dispute. In the event that any dispute between the Parties in connection with this Agreement is not resolved by the Joint Steering Committee, or a meeting between the heads of the relevant departments, within ten (10) business days after receipt of notice of such dispute, either Party may submit the matter to a court of competent jurisdiction in accordance with Section 9.7.
ARTICLE III
COMPENSATION

Section 3.1 Monthly Fee, Invoices and Payment. In consideration of the Services performed hereunder, LiveWire will pay to HD a monthly fee of [***] (“Monthly Fee”) within sixty (60) days of the start of each month. In addition, LiveWire shall reimburse HD for all out-of-pocket expenses incurred by HD in connection with the provision of Services, provided that LiveWire shall have the right to approve in advance any such expenses that exceed $1,000 under a particular Letter Agreement. Unless otherwise specified in the applicable Letter Agreement, HD will invoice LiveWire monthly in arrears for each of the Services and LiveWire will pay all amounts that are not disputed in good faith under each invoice within thirty (30) days of receipt; provided that, notwithstanding anything to the contrary in this Agreement, disputed amounts withheld by LiveWire shall not at any time exceed one million dollars ($1,000,000) in the aggregate. All payments will be made in U.S. dollars, unless otherwise stated in the applicable Letter Agreement.
Section 3.2    Taxes. LiveWire shall be responsible for all sales, use and goods and services, value-added, and any other similar Taxes, duties and charges (“Indirect Taxes”) imposed by any federal, state or local government entity on any amounts payable by LiveWire hereunder, provided that, subject to the Tax Matters Agreement, HD will be solely responsible for the payment of its income taxes, franchise or similar taxes, and except as provided in Section 3.1, its employee’s salaries, unemployment insurance, workers’ compensation, employee benefits and other employment-related costs, charges and deductions. Each invoice provided under Section 3.1 shall properly reflect all Indirect Taxes payable by LiveWire, and if applicable, such information reasonably required for LiveWire to obtain a refund, credit or offset of such Indirect Taxes in accordance with applicable Law. Livewire and HD shall make reasonable efforts to cooperate to the extent necessary to obtain any exemption relating to, or reduced rate of, any such Indirect Tax, including by providing exemption certificates or other information reasonable required to establish an exemption. The parties will reasonably cooperate to minimize any deduction or withholding for or on account of tax, including making applicable double taxation treaty clearance applications. If any taxes are required to be deducted or withheld from any payments made by one Party (the “Payor”) to another Party hereunder, then such Payor shall withhold or deduct the required amount and promptly pay such taxes to the applicable tax authority and any such amounts shall be deemed to have been paid hereunder.
ARTICLE IV
INTELLECTUAL PROPERTY
Section 4.1    Ownership.
(a)Each Party shall retain all right, title and interest in and to its Background IP, including all Improvements thereof.
(b)Unless otherwise stated in the applicable Letter Agreement, subject to LiveWire’s payment of the Monthly Fee, as between the Parties, LiveWire is and will be the sole and exclusive owner of all Intellectual Property rights in and to the Deliverables created for LiveWire based on the Specifications under the applicable Letter Agreement, but excluding, for the avoidance of doubt, any Background IP of HD (“LiveWire IP”). In furtherance of the foregoing, the Parties agree that to the extent any LiveWire IP would otherwise vest in HD or any of its Affiliates, HD hereby irrevocably assigns to LiveWire all right, title and interest in and to such LiveWire IP. HD will not assert, and to the extent permitted by applicable Law, otherwise waives, any moral rights in LiveWire IP. HD will, and will cause all of its Affiliates to, take all appropriate action and execute and deliver all documents necessary or reasonably requested by LiveWire to effectuate any of the foregoing provisions of this Section 4.1(b), or otherwise as may be necessary for LiveWire to prosecute, register, perfect, evidence or records its rights in and to any LiveWire IP, at LiveWire’s reasonable expense.
(c)Unless otherwise stated in the applicable Letter Agreement, as between the Parties, HD is and will be the sole and exclusive owner of all Intellectual Property conceived, made, developed or prepared by or on behalf of HD during its performance of the Services except for LiveWire IP (such Intellectual Property, “HD IP”). In furtherance of the foregoing, the Parties agree that to the extent any HD IP would otherwise vest in LiveWire or any of its Affiliates, LiveWire hereby irrevocably assigns to HD all right, title and interest in and to such HD IP. LiveWire will not assert, and to the extent permitted by applicable Law, otherwise waives, any moral rights in HD IP. LiveWire will, and will cause all of its Affiliates to, take all appropriate action and execute and deliver all documents necessary or reasonably requested by HD to effectuate any of the foregoing provisions of this Section 4.1(c), or otherwise as may be necessary for HD to prosecute, register, perfect, evidence or record its rights in and to any HD IP, at HD’s reasonable expense.
Section 4.2    Licenses.
(a)If HD incorporates or includes any of HD’s Background IP or HD IP (including any Improvement to HD’s Background IP) in a Deliverable, HD hereby grants and agrees to grant to LiveWire a worldwide, royalty-free, fully paid-up, non-exclusive, non-sublicensable (except to third parties providing services to LiveWire), non-transferable (except in connection with a permitted assignment pursuant to Section 9.1), perpetual license to use and exploit such Background IP or HD IP, as applicable, solely to the extent necessary to use or exploit LiveWire’s rights in such Deliverable and for no other purpose.
(b)LiveWire hereby grants and agrees to grant HD a worldwide, royalty-free, fully paid-up, non-exclusive, non-sublicensable (except as set forth below), non-transferable (except in connection with a permitted assignment pursuant to Section 9.1) license to use and exploit LiveWire’s Background IP solely to the extent necessary or useful for HD’s performance of the Services. The foregoing license shall be sublicensable to third parties solely in connection with the provision of Services to LiveWire, and not, for the avoidance of doubt, for use by any third party for such third party’s own brands or benefit.
ARTICLE V
CONFIDENTIALITY
Section 5.1    Obligation of Confidentiality. Each Party wishes to ensure that the Confidential Information provided to Recipient under this Agreement is retained in strict confidence by Recipient. For purposes of this Agreement, “Disclosing Party” refers to a Party and/or one or more of its Affiliates whenever it is disclosing information to another Party and/or one or more of its Affiliates, and “Recipient” refers to a Party and/or one or more of its Affiliates whenever it is receiving information from another Party and/or one or more of its Affiliates. Recipient agrees to keep all Confidential Information of Disclosing Party obtained hereunder (whether written or oral, and whether or not explicitly designated as confidential) as well as all knowledge derived therefrom (including all notes, memoranda, summaries, reports, analyses, compilations, studies or other similar materials) in strict confidence and further agrees not to disclose, directly or indirectly to any third party, nor to use, copy, evaluate or incorporate, within or outside of its business, any of such Confidential Information for any purpose other than for the purposes of provision of the Services. Recipient shall allow access to and disclose such Confidential Information only to those of its employees, directors, and officers who need to have access to such Confidential Information for the purposes of provision or receipt of the Services. As a condition of such disclosure, Recipient will inform such persons of the confidential nature of such Confidential Information and will be responsible for any failure by such persons to comply with the obligations of this Agreement. Without in any way limiting or abridging Recipient’s obligation hereunder to keep all Confidential Information of Disclosing Party in strict confidence, Recipient agrees to protect such Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of such Confidential Information as Recipient uses to protect its own confidential information of a like nature.
Section 5.2 Compelled Disclosure. If Recipient is required by legal or administrative authority to disclose any Confidential Information of Disclosing Party, Recipient will notify Disclosing Party in writing of such requirement as soon as practicable so that Disclosing Party may seek an appropriate protective order or other relief or waive compliance with the provisions of this Agreement, and Recipient will cooperate with, and take reasonable actions requested by, Disclosing Party in seeking such protective order or other relief. If, in the absence of a protective order or other relief or the receipt of a waiver from Disclosing Party, Recipient is nevertheless legally required to disclose any Confidential Information of Disclosing Party or else stand liable for contempt or other legal penalty, Recipient may disclose Confidential Information of Disclosing Party in accordance with such requirement, provided that Recipient
(a)may disclose only that portion of such Confidential Information that is required by law to be disclosed,
(b)must use its reasonable efforts to ensure that such Confidential Information so disclosed is treated confidentially, and (c) must notify Disclosing Party in writing as soon as practicable of the items of such Confidential Information so disclosed.
Section 5.3 Property of Disclosing Party. Confidential Information of Disclosing Party provided or disclosed hereunder shall remain the exclusive property of Disclosing Party, and providing or disclosing such Confidential Information does not create a right, license, interest or privilege of any kind or nature whatsoever with respect to any such Confidential Information.
Section 5.4 No Representations. Disclosure of Confidential Information is made without any express or implied representation or warranty as to the accuracy or the completeness thereof. Disclosing Party explicitly disclaims any liability relating to its Confidential Information or arising from its use, including as may arise from errors or omissions therefrom. However, Disclosing Party does represent and warrant that it has the right to disclose its Confidential Information hereunder, and that such disclosure will not violate any agreement or other obligation by which Disclosing Party is bound.
Section 5.5 Term of Obligation. The obligations of this Article V shall come into force on the Effective Date and remain in force until the expiration or termination of this Agreement and for a period of five (5) years thereafter (“Confidentiality Term”); provided, however, that for all Confidential Information disclosed prior to the expiration of the Confidentiality Term, the obligations of the Recipient pursuant to this Agreement shall remain valid until either (a) the Confidentiality Term elapses, or (b) a period of five (5) years from the date of disclosure elapses, whichever is later. Notwithstanding the foregoing, any Confidential Information constituting a trade secret shall be maintained as such until such information no longer constitutes a trade secret under applicable law.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES; DISCLAIMER
Section 6.1    Mutual Warranties. Each Party represents and warrants to the other Party that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdictions in which it is organized; (b) it has the requisite power and authority and the legal right to enter into this Agreement and perform its obligations under this Agreement in accordance with its terms; (c) this Agreement constitutes a legal, valid and binding agreement of such Party, enforceable against such Party in accordance with its terms; (d) it will comply with all applicable laws and regulations in the exercise and performance of its rights and obligations under this Agreement; and (e) its execution, delivery and performance of this Agreement throughout its duration do not conflict with or violate any requirement of applicable laws regulations or order of governmental bodies, and do not conflict with, or constitute a default under any contractual obligation of such Party.
Section 6.2 DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES, AND, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, SPECIFICALLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF CONDITION OF TITLE, MERCHANTABILITY, VALIDITY, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS, OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, HD MAKES NO REPRESENTATION OR WARRANTY THAT THE SERVICES WILL RESULT IN A PROFIT TO LIVEWIRE’S BUSINESS.
ARTICLE VII
INDEMNIFICATION AND LIMITATIONS OF LIABILITY
Section 7.1    General Indemnification. Each Party shall indemnify, defend and hold harmless the other Party, its Affiliates and its and their respective officers, directors, employees and representatives (“Indemnitees”) from and against any and all liabilities, losses, costs, damages, fines, assessments, penalties and expenses (including reasonable attorneys’ fees and expenses) incurred by such Indemnitees in connection with any third-party claim (“Claims”) arising from or relating to: (a) the indemnifying Party’s breach of this Agreement; (b) the death or bodily injury of any agent, employee, customer, business invitee or other person caused by the negligent or tortious conduct of the indemnifying Party; (c) the damage, loss or destruction of any real or tangible personal property for which the indemnifying Party is legally liable or responsible; or (d) the indemnifying Party’s violation of applicable law in connection with this Agreement.
Section 7.2 Intellectual Property Indemnification. HD will indemnify, defend and hold harmless LiveWire and its Indemnitees from any and all Claims alleging that the Indemnitee’s use of the HD’s Background IP or HD IP in accordance with this Agreement violates any copyright, trade secret or U.S. patent of any third party (a “HD IP Claim”), and LiveWire will indemnify, defend and hold harmless HD and its Indemnitees from any and all Claims alleging that the Indemnitee’s use of any Specifications, designs, technology or other information or materials provided by LiveWire to HD in connection with this Agreement infringes, misappropriates or violates any copyright, trade secret or U.S. patent of any third party. Notwithstanding the foregoing, HD will not have any indemnification obligation if any HD IP Claim is based on, and would not exist but for the Indemnitee’s (a) combination, operation or use of a Deliverable with products, services, information, materials, technologies, business methods or processes not furnished by HD, (b) modification to the Deliverable (other than by HD), or (c) use or exploitation of a Deliverable in violation of this Agreement.
Section 7.3 Intellectual Property Remedy. In response to any HD IP Claim (and without limiting any other rights and remedies of LiveWire under Section 7.2), HD may, at its option either: (a) procure the right for LiveWire to continue using the Deliverables; or (b) require LiveWire to cease use of any allegedly infringing Deliverables, provided that HD either (i) makes such alterations, modifications or adjustments to the Deliverables so that they become non-infringing without incurring a material diminution in function or value; (ii) replaces the Deliverables at no cost to LiveWire with non-infringing substitutes provided that the substitutes do not entail a material diminution in function or value; or (iii) issue a refund of the Monthly Fee paid by LiveWire for the infringing Deliverables.
Section 7.4 Indemnity Procedures. If any claim or action is asserted that would entitle an Indemnitee to indemnification pursuant to Section 7.1 or Section 7.2 above (a “Proceeding”), the Party seeking indemnification will give written notice thereof to the Party from which indemnification is sought promptly; provided, however, that the failure of the indemnified Party to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that the indemnifying Party demonstrates actual damage caused by such failure. The indemnifying Party may elect to direct the defense or settlement of any Proceeding by giving written notice to the indemnified Party, which election will be effective immediately upon the indemnified Party’s receipt of such written notice. The indemnifying Party will have the right to employ counsel reasonably acceptable to the indemnified Party to defend any Proceeding, or to compromise, settle or otherwise dispose of the same, if the indemnifying Party deems it advisable to do so, all at the expense of the indemnifying Party; provided that the indemnifying Party will not settle, or consent to any entry of judgment in, any Proceeding without obtaining either: (a) an unconditional release of the indemnified Party (and their Affiliates and each of their respective officers, directors, employees and agents) from all liability with respect to all claims underlying such Proceeding; or (b) the prior written consent of the indemnified Party. The indemnified Party will not settle or consent to any entry of judgment, in any Proceeding without obtaining the prior written consent of the indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned). The Parties will fully cooperate with each other in any Proceeding and will make available to each other any books or records useful for the defense of any such Proceeding.
Section 7.6 Limitation of Liability.    WITHOUT LIMITING THE PARTIES’
INDEMNIFICATION OBLIGATIONS UNDER THE SEPARATION AGREEMENT OR THE BUSINESS COMBINATION AGREEMENT, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT AND LIABILITY ARISING FROM A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE FOR, OR BEAR ANY OBLIGATION IN RESPECT OF, ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES OF ANY KIND OR CHARACTER, OR ANY DAMAGES RELATING TO OR ARISING OUT OF LOST PROFITS, LOSS OF DATA, LOSS IN VALUE, LOSS OF GOODWILL, LOSS OF OPPORTUNITY, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR LIABILITY ARISING FROM A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO ANY LETTER AGREEMENT EXCEED THE TOTAL AMOUNT OF FEES PAID OR PAYABLE TO HD BY LIVEWIRE FOR THE SERVICES UNDER SUCH LETTER AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE CLAIM GIVING RISE TO LIABILITY.
ARTICLE VIII
TERM AND TERMINATION

Section 8.1    Term. This Agreement shall be effective on the Effective Date and shall remain in force for seven (7) years after the Effective Date (the “Initial Term”), unless terminated earlier as set forth below. This Agreement will expire at the end of the Initial Term, unless the Parties each in their respective discretion mutually agree in writing to extend this Agreement for one or more renewal term(s) of mutually agreed duration (each, a “Renewal Term”). If the Parties agree to one or more Renewal Terms, this Agreement will expire at the end of the last Renewal Term to which the Parties have agreed in writing unless terminated earlier as set forth below. The Initial Term, together with any and all Renewal Terms, is referred to herein as the “Term”.
Section 8.2    Service Terms; Extensions. Unless otherwise specified in the applicable Letter Agreement, the term for each Service shall commence on the effective date of such Letter Agreement and expire at the end of the Initial Term, or at the end of the applicable Renewal Term, if such Letter Agreement is entered into during a Renewal Term (each a “Service Term”). The Parties may mutually agree in writing to extend any Service Term; provided that no Service Term shall exceed the Term.
Section 8.3 Termination for Cause.
(a)Either Party may terminate this Agreement or any applicable Letter Agreement, by written notice, effective immediately, if the other Party has committed a material breach of this Agreement and fails to cure such breach within thirty (30) days of its receipt of written notice of such breach.
(b)HD may terminate this Agreement or any applicable Letter Agreement, by written notice, effective immediately, (i) if LiveWire fails to make any payment due hereunder that is not disputed in good faith and does not cure such failure within fifteen (15) days of its receipt of written notice of such nonpayment; or (ii) if LiveWire undergoes a Change of Control Event.
(c)HD may terminate this Agreement or any Letter Agreement upon one hundred eighty (180) days’ prior written notice to LiveWire, such notice to be provided promptly following the end of any calendar year (but no later than the last day of February) in the event that LiveWire did not engage HD to manufacture at least forty percent (40%) of LiveWire’s production during such calendar year.
Section 8.4 Termination for Convenience. Either Party may terminate this Agreement or any applicable Letter Agreement for convenience upon ninety (90) days’ prior written notice to the other Party; provided that all amounts then owed are paid as of the termination date, and provided that LiveWire reimburses HD, as of the termination date, any other costs or expenses incurred by HD and for which HD has not otherwise been remunerated.
Section 8.5 Effect of Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligations accruing prior to the effective date of termination. Upon termination or expiration of this Agreement for any reason, each Party shall return to the other Party or provide such other Party with written certification of the destruction of, at such other Party’s sole option, all Confidential Information of such other Party (including all copies thereof in any type of media) that are in the Recipient’s possession or control (other than Confidential Information that HD is required to hold for regulatory or other legal compliance), and LiveWire will be responsible for paying HD for all Services provided and expenses incurred up to the date of such termination in accordance with the terms of each applicable Letter Agreement pursuant to Article III.
Section 8.6    Survival. The provisions of Article I (Definitions; Interpretation), Article IV

(Intellectual Property), Article V (Confidential Information), Article VII (Indemnification and Limitation of Liability), Section 8.5 (Effect of Termination), Section 8.6 (Survival), and Article IX (General Provisions) shall survive the termination or expiration of this Agreement.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1 Assignment.. This Agreement and the rights and obligations hereunder may not be assigned or transferred by either Party, in whole or in part, without the express written consent of the other Party, which shall not unreasonably be withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may (i) assign this Agreement, in whole or in part, to any of its Affiliates, or (ii) assign or otherwise transfer this Agreement, in whole but not in part, to any Person in connection with a transfer of all or substantially all of the business of such Party (whether by merger, consolidation, sale of assets, sale or exchange of stock, by operation of law or otherwise and whether in a single or multiple transactions); provided that, in each of the above cases, such transferee, assignee or successor agrees in writing to be bound by the applicable terms of this Agreement. Further, each Party may collaterally assign its rights under this Agreement to its lenders or other financing sources, provided that, upon foreclosure, any assignee or transferee agrees to be bound by the terms of this Agreement. Any attempted or purported assignment or transfer in violation of the preceding shall be null and void and of no effect whatsoever. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.2 Entire Agreement; Conflicts. This Agreement, including the Statements of Work, represents the entire agreement and supersedes all prior negotiations, understandings, representations, warranties or agreements either written or oral between the Parties with respect to the subject matter hereof. In the event of any conflict between the terms and conditions contained in this Agreement and the terms and conditions in any Letter Agreement, the terms and conditions contained in the Letter Agreement will prevail. From and after the effective date of the Tax Matters Agreement, in the event of any conflict between the provisions of this Agreement and the Tax Matters Agreement, the provisions of the Tax Matters Agreement shall control.
Section 9.3 Modification. Subject to the provisions of applicable law, and except as otherwise provided in this Agreement, no amendment or modification of this Agreement shall be binding upon the Parties unless made in writing and duly executed by the authorized representatives of the Parties.
Section 9.4 Severability, Waiver. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect and the provision found invalid or unenforceable shall be replaced by a valid and enforceable provision corresponding as closely as possible to the invalid or unenforceable provision in its economic effect. No waiver of any provisions of this Agreement will be valid unless the same is in writing and signed by the Party against whom such waiver is sought to be enforced. A waiver or consent given by either Party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
Section 9.5 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service; or (c) when delivered by email (in each case in this clause (c), solely if receipt is confirmed), addressed as follows:

If to HD:
c/o Harley-Davidson, Inc.
3700 West Juneau Avenue
Milwaukee, WI 53208
Attention:    Paul Krause
Email:    paul.krause@harley-davidson.com;
H-DGeneralCounsel@harley-davidson.com
If to LiveWire:
c/o LiveWire
3700 West Juneau Avenue
Milwaukee, WI 53208
Attention:    Allen Gerrard
Email:    allen.gerrard@.livewirecom;
livewiregc@harley-davidson.com
Section 9.6 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of either Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.
Section 9.7    Consent to Jurisdiction. The state and federal courts located within the State of Delaware (the “Chosen Courts”) shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or in equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties hereto consent to and agree to subject to the exclusive jurisdiction of such Chosen Courts.
Section 9.8 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SHALL NOT ASSERT IN ANY SUCH DISPUTE, ANY CLAIM THAT: (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS; OR (C) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE MAILING OF PROCESS OF OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.5 (OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW) SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER PROVIDED HEREIN. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
Section 9.10 No Third-Party Beneficiaries. Except as otherwise specifically provided in this Agreement, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any person or entity except the Parties any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
Harley-Davidson, Inc.

By: /s/ Paul Krause Name: Paul Krause Title: Chief Legal Officer

LiveWire EV, LLC

By: /s/ Tralisa Maraj Name: Tralisa Maraj Title: Chief Financial Officer

Exhibit A
Services
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